EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

Loss Decreases on Higher Volume, Restructuring Benefits and Improved Operating Performance

Hutchinson, Minn., Nov. 5, 2014 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $5.2 million, or $0.18 per share, for its fiscal fourth quarter ended September 28, 2014 compared with a net loss of $11.2 million, or $0.40 per share in the preceding quarter.  The company attributed the improved financial performance to higher volume, the benefits of site consolidation, other cost reductions and improved operating performance.

The net loss for the fiscal 2014 fourth quarter included $870,000 of non-cash interest expense, a $400,000 foreign currency gain, a $325,000 reversal of an accrual for severance costs and $270,000 of site consolidation costs.  Excluding these items, the company’s net loss for the fiscal 2014 fourth quarter was $4.7 million, or $0.17 per share.  In the preceding quarter, the company’s $11.2 million net loss included $1.5 million of severance and site consolidation costs, $800,000 of non-cash interest expense and a $100,000 foreign currency gain.  Excluding these items, the company’s fiscal 2014 third quarter net loss was $8.9 million, or $0.32 per share.

As previously reported, net sales for the fiscal 2014 fourth quarter totaled $70.3 million, up 18% compared with the preceding quarter.  The company’s suspension assembly shipments totaled 117.1 million in the quarter, up 20% from 97.5 million in the preceding quarter.  “Our suspension assembly shipments increased due to an increase in disk drive production levels and our improved share positions on several disk drive programs,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Gross profit in the fiscal 2014 fourth quarter improved to $9.0 million, or 13% of net sales, up from $3.6 million, or 6% of net sales, in the preceding quarter.  The increase in gross profit resulted from the higher volume in the quarter, lower costs and improved operating performance.  “The lower costs we are achieving through consolidation of our manufacturing operations and other cost reduction measures, combined with improved manufacturing output and yields, helped us convert an 18% increase in net sales into a significant increase in gross profit,” said Penn.

Penn said output at the company’s Thailand assembly operation increased by 33% compared with the preceding quarter.  He said the Thailand operation produced 78% of the company’s assembly volume in the fiscal 2014 fourth quarter, up from 64% in the preceding quarter, and is expected to produce about 80% of its assembly volume in the fiscal 2015 first quarter.

During its fourth quarter, the company began ramping production of its shape memory alloy (SMA) optical image stabilization (OIS) actuator.  “We are delivering our SMA OIS actuators for a smartphone that will be introduced in China by the end of the calendar year,” said Penn.  “While we are still in the early phases of bringing our SMA OIS actuator to the market, the smartphone camera market represents a significant growth opportunity for us, and the advantages of our SMA OIS actuator are attracting growing interest from other smartphone and camera module makers.  We are focused on winning new programs and increasing our production efficiency and capacity.”

On October 23, the company completed a previously reported offering of $37.5 million of 8.50% Convertible Senior Notes due 2019, and the company also completed an exchange of $15 million of its 8.50% Senior Secured Second Lien Notes due 2017 for 2.5 million shares of its common stock and warrants to purchase an additional 2.5 million shares of its common stock.

“These financing transactions position us to address the $39.8 million of debt that can be put to us in January 2015,” said Dave Radloff, Hutchinson Technology’s chief financial officer.  Radloff reaffirmed that the company is also pursuing additional first lien financing of up to $15 million.  Radloff also said that the company has entered into an agreement under which it will receive a $15 million advance payment from a customer in the company’s fiscal 2015 first quarter for suspension assemblies expected to ship to that customer in the fiscal 2015 second quarter.

Cash and investments totaled $38.9 million at the end of the fiscal 2014 fourth quarter compared to $40.2 million at the end of the preceding quarter.  Outstanding borrowings on the company’s revolving line of credit were $9.5 million at the end of the fourth quarter compared to $4.8 million at the end of the preceding quarter.  As previously reported, the company increased borrowings under its revolving line of credit during the fourth quarter to accommodate working capital needs, including an increase in accounts receivable that resulted from the increase in sales.

Regarding its outlook, the company said it expects fiscal 2015 first quarter suspension assembly shipments to be 120 million to 125 million as its participation on customers’ programs continues to improve.  Average selling price is expected to remain at approximately $0.58 while gross profit should improve modestly on higher volume.

“The work we have been doing to reduce our costs, ramp production in Thailand, streamline our U.S. operations and strengthen our competitive position is beginning to benefit our financial performance,” said Penn.  “We thank our customers for their ongoing commitment and support and our employees for their exceptional effort and dedication.  We look forward to pursuing the opportunities in front of us in the hard disk drive and smartphone camera markets and expect to make further progress on improving our financial results and cash flow in the new fiscal year.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global supplier of critical precision component technologies.  As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.  Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding demand for and shipments of the company's products, pricing, production capability and costs, operating performance, operations in Thailand, cost reductions, market adoption and production of OIS actuators, financing transactions and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

Net sales	$70,304	$63,659	$261,087	$249,596
Cost of sales	61,353	64,031	237,186	233,171
Gross profit (loss)	8,951	(372)	23,901	16,425

Research and development expenses	4,828	3,695	17,316	14,621
Selling, general and administrative expenses	5,648	5,709	22,990	23,676
Severance and site consolidation expenses	(60)	885	2,726	2,873
Asset impairment	-	-	4,470	-
Loss from operations	(1,465)	(10,661)	(23,601)	(24,745)

Other income (expense), net	500	(108)	(1,738)	(550)
Gain on extinguishment of long-term debt	-	-	-	4,986
Interest income	10	14	73	98
Interest expense	(4,186)	(3,750)	(15,909)	(15,121)
Gain on short- and long-term investments	-	-	-	272
Loss before income taxes	(5,141)	(14,505)	(41,175)	(35,060)

Provision (benefit) for income taxes	15	50	(761)	16

Net loss	$(5,156)	$(14,555)	$(40,414)	$(35,076)

Basic loss per share	$(0.18)	$(0.53)	$(1.44)	$(1.35)

Diluted loss per share	$(0.18)	$(0.53)	$(1.44)	$(1.35)

Weighted-average common shares outstanding	28,072	27,568	27,993	25,981

Weighted-average diluted shares outstanding	28,072	27,568	27,993	25,981

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	September 28,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$37,939	$39,403
Short-term investments - restricted	965	1,200
Trade receivables, net	23,971	21,680
Other receivables	2,894	3,214
Inventories	48,978	44,285
Other current assets	4,323	6,383
Total current assets	119,070	116,165
Property, plant and equipment, net	153,169	186,914
Other assets	2,926	3,596
Total assets	$275,165	$306,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$48,731	$3,980
Current portion of capital lease obligation	2,109	1,122
Accounts payable	19,055	23,535
Accrued expenses	6,406	6,066
Accrued compensation	9,312	9,251
Total current liabilities	85,613	43,954
Long-term debt, net of discount	87,168	123,023
Capital lease obligation	4,464	2,968
Other long-term liabilities	3,092	2,497
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 28,058,000 and 27,581,000
issued and outstanding	281	276
Additional paid-in capital	433,308	431,909
Accumulated other comprehensive loss	(543)	(148)
Accumulated loss	(338,218)	(297,804)
Total shareholders' equity	94,828	134,233
Total liabilities and shareholders' equity	$275,165	$306,675

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended
	September 28,	September 29,
	2014	2013
Operating activities:
Net loss	$(40,414)	$(35,076)
Adjustments to reconcile net loss to
cash (used) provided by operating activities:
Depreciation and amortization	37,204	38,891
Stock-based compensation	1,345	1,140
Gain on short- and long-term investments	-	(272)
(Gain) loss on disposal of assets	(57)	98
Asset impairment charge	4,470	-
Non-cash interest expense	3,343	3,335
Gain on extinguishment of debt	-	(4,986)
Severance and other expenses	27	-
Changes in operating assets and liabilities	(7,392)	2,955
Cash (used) provided by operating activities	(1,474)	6,085

Investing activities:
Capital expenditures	(17,283)	(18,880)
Proceeds from sale/leaseback of equipment	6,395	5,025
Proceeds from the sale of building and related assets	4,563	-
Change in restricted cash	1,662	1,698
Purchases of marketable securities	(2,395)	(1,200)
Sales / maturities of marketable securities	2,630	1,472
Cash used for investing activities	(4,428)	(11,885)

Financing activities:
Proceeds from issuance of common stock	59	358
Repayments of capital lease	(1,739)	(783)
Repayments of revolving credit line	(189,389)	(237,525)
Proceeds from revolving credit line	194,942	241,505
Repayments of debt	-	(23,470)
Proceeds from private placement of debt	-	11,590
Debt refinancing costs	-	(359)
Cash provided (used) for financing activities	3,873	(8,684)

Effect of exchange rate changes on cash	565	234

Net decrease in cash and cash equivalents	(1,464)	(14,250)

Cash and cash equivalents at beginning of period	39,403	53,653

Cash and cash equivalents at end of period	$37,939	$39,403

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	September 28,	June 29,	September 29,
	2014	2014	2013

Net loss - GAAP	$(5,156)	$(11,207)	$(14,555)
Subtract foreign currency gain	(396)	(101)	-
Subtract reversal of severance expense	(325)	-	-
Add inventory impairment	-	-	1,747
Add foreign currency loss	-	-	122
Add non-cash interest expenses	869	842	765
Add severance expense	-	1,339	-
Add site consolidation expenses	268	205	885
Net loss - Adjusted	$(4,740)	$(8,922)	$(11,036)

Net loss per common share – GAAP:

Basic loss income per share	$(0.18)	$(0.40)	$(0.53)
Diluted loss income per share	$(0.18)	$(0.40)	$(0.53)

Net loss per common share – Adjusted:

Basic loss per share	$(0.17)	$(0.32)	$(0.40)
Diluted loss per share	$(0.17)	$(0.32)	$(0.40)

Weighted average common and common equivalent shares outstanding:

Basic	28,072	28,047	27,568
Diluted	28,072	28,047	27,568

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.